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                                  Exhibit 99.1

                            MERRIMAC INDUSTRIES, INC.

                               41 Fairfield Place
                         West Caldwell, New Jersey 07006


LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T


                                                         March 29, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Merrimac Industries, Inc. has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the December 29, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct relevant portions of the audit.

Very truly yours,


/s/ Robert V. Condon
Merrimac Industries, Inc.

Robert V. Condon
Vice President, Finance and
Chief Financial Officer